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
                                                               Exhibit 12.2


                            Boston Edison Company
              Computation of Ratio of Earnings to Fixed Charges
                  and Preferred Stock Dividend Requirements
                       Twelve Months Ended June 30, 1996
                                (in thousands)



Net income from continuing operations               $119,101

Income taxes                                          70,154

Fixed charges                                        123,996
                                                    --------

     Total                                          $313,251
                                                    ========

Interest expense                                    $114,857
Interest component of rentals                          9,139
                                                    --------

     Subtotal                                        123,996
                                                    --------

Preferred stock dividend requirements                 24,641
                                                    --------

     Total                                          $148,637
                                                    ========

Ratio of earnings to fixed charges and preferred
stock dividend requirements                             2.11
                                                        ====
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